Exhibit 99.1

Tyler Technologies Reports Earnings

For Fourth Quarter and Fiscal 2012

Revenue and backlog reach new highs

DALLAS – Feb. 6, 2013 – Tyler Technologies, Inc. (NYSE: TYL) today announced financial results for the fourth quarter and year ended December 31, 2012.

Fourth Quarter Financial Highlights:

•

Total revenue was $95.4 million in the fourth quarter of 2012, up 16.2 percent, of which 10.9 percent was organic and 5.3 percent was acquisition related, from $82.1 million in the fourth quarter of 2011.

•

Recurring software revenue from maintenance and subscriptions was $58.3 million for the quarter, an increase of 21.7 percent compared to the fourth quarter of 2011, and comprised 61.1 percent of fourth quarter 2012 revenue.

•	Operating income for the quarter was $15.4 million, an increase of 7.7 percent from the fourth quarter of 2011.

•	Net income for the quarter was $9.4 million, or $0.28 per diluted share, compared to $8.7 million, or $0.27 per diluted share, for the fourth quarter of 2011.

•	Cash flow from operations for the quarter was $16.4 million, compared to $11.3 million for the fourth quarter of 2011.

•	Non-GAAP operating income for the quarter was $18.9 million, up 9.7 percent from $17.3 million for the fourth quarter of 2011.

•	Adjusted EBITDA for the quarter was $20.3 million, compared to $18.8 million for the fourth quarter of 2011.

•	Non-GAAP net income for the quarter was $11.8 million, or $0.35 per diluted share, compared to $10.8 million, or $0.34 per diluted share, for the fourth quarter of 2011.

Full Year Financial Highlights:

•	Total revenue for 2012 was $363.3 million, up 17.4 percent, of which 11.1 percent was organic and 6.3 percent was acquisition related, from $309.4 million in 2011.

•	Recurring software revenue from maintenance and subscriptions was $216.5 million for the year, an increase of 21.8 percent compared to 2011, and comprised 59.6 percent of 2012 revenue.

•	Operating income for the year was $56.6 million, an increase of 21.6 percent from 2011.

•	Net income for the year was $33.0 million, or $1.00 per diluted share, compared to $27.6 million, or $0.83 per diluted share, in 2011.

•	Cash flow from operations for the year was $58.7 million, compared to $56.4 million in 2011.

Tyler Technologies Reports Earnings

For First Quarter 2012

Feb. 6, 2012

•	Non-GAAP operating income for the year was $70.2 million, up 22.6 percent from $57.2 million in 2011.

•	Adjusted EBITDA for the year was $76.1 million, compared to $62.9 million in 2011.

•	Non-GAAP net income for the year was $42.4 million, or $1.29 per diluted share, compared to $35.2 million, or $1.06 per diluted share, in 2011.

•

Total backlog reached a new high of $380.6 million at December 31, 2012, up 12.0 percent from $339.8 million at December 31, 2011. Software-related backlog (excluding appraisal services) was $350.6 million, an increase of 9.6 percent compared to $319.9 million at December 31, 2011.

“We achieved solid results for the fourth quarter. Quarterly revenues reached a new high, with double-digit organic growth complemented by recent acquisitions,” said John S. Marr Jr., Tyler’s president and chief executive officer. “Recurring revenues continued to drive our growth. Subscription revenue increased approximately 43 percent from last year’s fourth quarter, reflecting increased adoption of our SaaS model as well as greater transaction-based revenues from our electronic filing solution for courts. During the fourth quarter we signed subscription-based agreements with 29 new software clients.

“We enter the new year with a strong balance sheet, a record backlog level, and an excellent competitive position coupled with a market environment that appears to be continuing to gradually improve,” said Mr. Marr. “Our guidance reflects our expectation that current business trends will continue in 2013,” continued Mr. Marr.

“Our guidance also includes costs of significant investments in our business that we believe will enhance our market leadership and improve long-term revenue and margin growth. These investments include expenses associated with the implementation of new electronic filing contracts, including our TexFile contract to provide a statewide e-filing system for Texas courts. The Texas Supreme Court recently issued an order mandating e-filing in civil cases, with a phase-in beginning January 2014, that we expect will significantly increase our transaction volumes and revenues from that contract. In addition, we plan to accelerate hiring in 2013 to ensure that we are well-positioned to deliver our current backlog and anticipated new business.”

Guidance for 2013

As of February 6, 2013, Tyler Technologies is providing the following guidance for the full year 2013:

•	Tyler expects total revenues for 2013 to be in the range of $409 million to $418 million.

•	Tyler expects 2013 diluted earnings per share to be approximately $1.06 to $1.14.

•	Tyler expects 2013 non-GAAP diluted earnings per share to be approximately $1.42 to $1.50.

•	Tyler expects pretax non-cash, share-based compensation expense to be approximately $10.5 million.

•	Tyler expects that its effective tax rate for 2013 will be approximately 40.0 percent.

•

Tyler expects that capital expenditures for the year will be between $23.0 million and $24.0 million, including approximately $14.8 million related to real estate, and that total depreciation and amortization expense is expected to be between $14.2 million and $14.7 million, including approximately $6.5 million of amortization of acquisition intangibles.

- more -

Tyler Technologies Reports Earnings

For First Quarter 2012

Feb. 6, 2012

Conference Call

Tyler Technologies will hold a conference call on Thursday, February 7, at 10:00 a.m. Eastern Time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: 877-317-6789 (U.S. callers) and 412-317-6789 (international callers), and reference confirmation code 10021871 when prompted. A replay will be available two hours after the completion of the call through February 14, 2013. To access the replay, please dial 877-344-7529 (U.S. callers) and 412-317-0088 (international callers) and reference passcode 10021871. The live webcast and archived replay can also be accessed in the Investor section of Tyler’s website at www.tylertech.com.

About Tyler Technologies, Inc.

Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to empower the public sector — cities, counties, schools and other government entities — to become more efficient, more accessible and more responsive to the needs of citizens. Tyler’s client base includes more than 11,000 local government offices in all 50 states, Canada, the Caribbean and the United Kingdom. Forbes has named Tyler one of “America’s Best Small Companies” five times in the last six years. More information about Dallas-based Tyler Technologies can be found at www.tylertech.com.

Non-GAAP Financial Measures

Tyler Technologies has provided in this press release financial measures that have not been prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. This information includes non-GAAP operating income, non-GAAP net income, non-GAAP diluted earnings per share, non-GAAP gross margin, non-GAAP operating margin, EBITDA and adjusted EBITDA. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating Tyler’s ongoing operational performance. Tyler believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures. Non-GAAP financial measures discussed above exclude share-based compensation expense and expenses associated with amortization of intangibles arising from business combinations. We use these measures and believe they are useful to investors because they provide additional insight in comparing results from period to period.

Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial information prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which has been provided in the financial statement tables included below in this press release.

- more -

Tyler Technologies Reports Earnings

For First Quarter 2012

Feb. 6, 2012

Forward-looking Statements

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical in nature and typically address future or anticipated events, trends, expectations or beliefs with respect to our financial condition, results of operations or business. Forward-looking statements often contain words such as “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” “plans,” “intends,” “continues,” “may,” “will,” “should,” “projects,” “might,” “could” or other similar words or phrases. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. We believe there is a reasonable basis for our forward-looking statements, but they are inherently subject to risks and uncertainties and actual results could differ materially from the expectations and beliefs reflected in the forward-looking statements. We presently consider the following to be among the important factors that could cause actual results to differ materially from our expectations and beliefs: (1) changes in the budgets or regulatory environments of our customers, primarily local and state governments, that could negatively impact information technology spending; (2) our ability to protect client information from security breaches and provide uninterrupted operations of data centers; (3) material portions of our business require the Internet infrastructure to be further developed or adequately maintained; (4) our ability to achieve our financial forecasts due to various factors, including project delays by our customers, reductions in transaction size, fewer transactions, delays in delivery of new products or releases or a decline in our renewal rates for service agreements; (5) economic, political and market conditions, including the recent global economic and financial crisis, and the general tightening of access to debt or equity capital; (6) technological and market risks associated with the development of new products or services or of new versions of existing or acquired products or services; (7) our ability to successfully complete acquisitions and achieve growth or operational synergies through the integration of acquired businesses, while avoiding unanticipated costs and disruptions to existing operations; (8) competition in the industry in which we conduct business and the impact of competition on pricing, customer retention and pressure for new products or services; (9) the ability to attract and retain qualified personnel and dealing with the loss or retirement of key members of management or other key personnel; and (10) costs of compliance and any failure to comply with government and stock exchange regulations. A detailed discussion of these factors and other risks that affect our business are described in our filings with the Securities and Exchange Commission, including the detailed “Risk Factors” contained in our most recent annual report on Form 10-K. We expressly disclaim any obligation to publicly update or revise our forward-looking statements.

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(Comparative results follow)

Contact: Brian K. Miller

Executive Vice President—CFO

Tyler Technologies, Inc.

(972) 713-3720

brian.miller@tylertech.com

13-10

TYLER TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues:
Software licenses	$8,732	$9,833	$33,172	$32,594
Subscriptions	12,762	8,930	44,618	31,160
Software services	21,042	17,217	83,408	69,617
Maintenance	45,489	38,919	171,851	146,498
Appraisal services	5,496	5,283	22,543	23,228
Hardware and other	1,847	1,897	7,712	6,294

Total revenues	95,368	82,079	363,304	309,391

Cost of revenues:
Software licenses	475	714	1,983	3,034
Acquired software	518	343	1,888	1,125
Software services, maintenance and subscriptions	45,168	37,405	171,584	143,776
Appraisal services	3,619	3,248	14,889	14,550
Hardware and other	948	1,349	5,258	4,994

Total cost of revenues	50,728	43,059	195,602	167,479

Gross profit	44,640	39,020	167,702	141,912

Selling, general and administrative expenses	22,763	21,141	86,706	75,650
Research and development expense	5,365	2,634	20,140	16,414
Amortization of customer and trade name intangibles	1,093	923	4,279	3,331

Operating income	15,419	14,322	56,577	46,517
Other expense, net	384	818	2,709	2,404

Income before income taxes	15,035	13,504	53,868	44,113
Income tax provision	5,659	4,805	20,874	16,556

Net income	$9,376	$8,699	$32,994	$27,557

Earnings per common share:
Basic	$0.30	$0.29	$1.09	$0.88

Diluted	$0.28	$0.27	$1.00	$0.83

Weighted average common shares outstanding:
Basic	30,779	29,823	30,327	31,267
Diluted	33,421	32,031	32,916	33,154

TYLER TECHNOLOGIES, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Reconciliation of non-GAAP gross profit and margin
GAAP gross profit	$44,640	$39,020	$167,702	$141,912
Non-GAAP adjustments:
Add: Share-based compensation expense included in cost of revenues	293	222	1,084	871
Add: Amortization of acquired software	518	343	1,888	1,125

Non-GAAP gross profit	$45,451	$39,585	$170,674	$143,908

Non-GAAP gross margin	47.7%	48.2%	47.0%	46.5%

Reconciliation of non-GAAP operating income and margin
GAAP operating income	$15,419	$14,322	$56,577	$46,517
Non-GAAP adjustments:
Add: Share-based compensation expense	1,905	1,668	7,411	6,253
Add: Amortization of acquired software	518	343	1,888	1,125
Add: Amortization of customer and trade name intangibles	1,093	923	4,279	3,331

Non-GAAP adjustments subtotal	$3,516	$2,934	$13,578	$10,709

Non-GAAP operating income	$18,935	$17,256	$70,155	$57,226

Non-GAAP operating margin	19.9%	21.0%	19.3%	18.5%

Reconciliation of non-GAAP net income and earnings per share
GAAP net income	$9,376	$8,699	$32,994	$27,557
Non-GAAP adjustments:
Add: Total non-GAAP adjustments affecting operating income	3,516	2,934	13,578	10,709
Less: Tax impact related to non-GAAP adjustments	(1,101)	(882)	(4,198)	(3,087)

Non-GAAP net income	$11,791	$10,751	$42,374	$35,179

Non-GAAP earnings per diluted share	$0.35	$0.34	$1.29	$1.06

Detail of share-based compensation expense
Cost of software services, maintenance and subscriptions	$293	$222	$1,084	$871
Selling, general and administrative expenses	1,612	1,446	6,327	5,382

Total share-based compensation expense	$1,905	$1,668	$7,411	$6,253

Reconciliation of adjusted EBITDA
GAAP net income	$9,376	$8,699	$32,994	$27,557
Amortization of customer and trade name intangibles	1,093	923	4,279	3,331
Depreciation and other amortization included in cost of revenues, SG&A and other expenses	2,002	1,975	8,432	7,345
Interest expense included in other expense, net	310	707	2,064	1,892
Income tax provision	5,659	4,805	20,874	16,556

EBITDA	$18,440	$17,109	$68,643	$56,681

Share-based compensation expense	1,905	1,668	7,411	6,253

Adjusted EBITDA	$20,345	$18,777	$76,054	$62,934

TYLER TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	December 31,	December 31,
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents	$6,406	$1,326
Short-term investments available-for-sale	—	25
Accounts receivable, net	100,327	90,012
Other current assets	10,480	10,634
Deferred income taxes	5,544	5,095

Total current assets	122,757	107,092

Accounts receivable, long-term portion	1,187	2,095
Property and equipment, net	45,381	40,915
Non-current investments available-for-sale	2,037	1,953

Other assets:
Goodwill and other intangibles, net	165,756	141,722
Other	1,197	1,614

Total assets	$338,315	$295,391

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$29,245	$27,962
Deferred revenue	140,550	123,678

Total current liabilities	169,795	151,640

Revolving line of credit	18,000	60,700
Deferred income taxes	5,221	4,941
Shareholders’ equity	145,299	78,110

Total liabilities and shareholders’ equity	$338,315	$295,391

TYLER TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income	$9,376	$8,699	$32,994	$27,557
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	3,095	2,898	12,711	10,676
Share-based compensation expense	1,905	1,668	7,411	6,253
Provision for losses-accounts receivable	961	805	961	805
Excess tax benefit from exercise of share-based arrangements	(5,481)	(1,869)	(8,764)	(3,590)
Deferred income taxes	(215)	(2,916)	(215)	(2,916)
Changes in operating assets and liabilities, exclusive of effects of acquired companies	6,773	2,045	13,570	17,650

Net cash provided by operating activities	16,414	11,330	58,668	56,435

Cash flows from investing activities:
Proceeds from sales of investments	—	—	75	50
Cost of acquisitions, net of cash acquired	(10,451)	(17,298)	(25,680)	(17,298)
Additions to property and equipment	(2,751)	(2,352)	(9,102)	(12,278)
(Increase) decrease in other	(70)	518	(29)	717

Net cash used by investing activities	(13,272)	(19,132)	(34,736)	(28,809)

Cash flows from financing activities:
(Decrease) increase in net borrowings on revolving line of credit	(10,000)	2,700	(42,700)	34,200
Purchase of treasury shares	—	(3,277)	—	(71,802)
Contributions from employee stock purchase plan	809	573	2,641	2,045
Proceeds from exercise of stock options	6,871	1,983	12,443	3,553
Excess tax benefit from exercise of share-based arrangements	5,481	1,869	8,764	3,590

Net cash provided (used) by financing activities	3,161	3,848	(18,852)	(28,414)

Net increase (decrease) in cash and cash equivalents	6,303	(3,954)	5,080	(788)
Cash and cash equivalents at beginning of period	103	5,280	1,326	2,114

Cash and cash equivalents at end of period	$6,406	$1,326	$6,406	$1,326